Exhibit 99.1

New York Community Bancorp, Inc. Announces Separation of Chairman and CEO Posts; Current Board Member Dominick Ciampa Will Serve as Non-Executive Chairman

WESTBURY, N.Y.--(BUSINESS WIRE)--December 21, 2010--New York Community Bancorp, Inc. (NYSE:NYB) (the “Company”) today announced that its Board of Directors has appointed Dominick Ciampa as Chairman of the Board of the Company and its subsidiary banks, New York Community Bank and New York Commercial Bank, a non-executive position. The appointment will take effect on January 3, 2011.

The decision to separate the position of Chairman from that of President and Chief Executive Officer was made upon the recommendation of Joseph R. Ficalora, who will continue to serve as President and Chief Executive Officer, and as a director, as he has since July 20, 1993. Mr. Ficalora has also served as Chairman of the Company and the subsidiary banks since January 1, 2007, and previously, of the Company and the Community Bank from July 1993 through July 2001.

Commenting on the Board’s decision, Mr. Ficalora stated, “This action is consistent with the highest of corporate governance standards, and is certainly appropriate for a Company of our evolving stature and size. The appointment of Dominick Ciampa as Chairman is especially fitting, given his significant expertise as a developer and owner of commercial real estate in our local market, and the exemplary leadership he has demonstrated as Chairman of the Mortgage and Real Estate Committee of the Board of the Community Bank for the past seven years. As we look forward to growing our business and the Company in 2011, we will continue to benefit from Mr. Ciampa’s invaluable insight as he assumes the chairmanship role.”

Mr. Ciampa is a Principal and Partner of the Ciampa Organization, a Queens-based real estate development firm that was founded in 1975. A member of the Board of Directors of the Company and the Community Bank since 1995, and of the Commercial Bank since its establishment in December 2005, Mr. Ciampa has been Chairman of the Mortgage and Real Estate Committee of the Community Bank Board since 2003. In addition, Mr. Ciampa serves on the Audit Committee, the Investment Committee, and the Compliance Committee of the Company's Board of Directors, and on the Credit Committee of the Commercial Bank.

Following Mr. Ciampa’s assumption of the chairmanship of the Company and the Banks in January, the Mortgage and Real Estate Committee of the Community Bank Board will be chaired by James J. O’Donovan, a director of the Company and the Banks since 2003. From September 1987 through January 31, 2005, Mr. O’Donovan was the Community Bank’s Chief Lending Officer; he has also served as a senior lending consultant to the Company and the Community Bank since February 2005.

About New York Community Bancorp, Inc.

With assets of $41.7 billion at September 30, 2010, New York Community Bancorp, Inc. is the 22nd largest bank holding company in the nation and a leading producer of multi-family mortgage loans in New York City, with an emphasis on apartment buildings that feature below-market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift with 242 branches serving customers throughout Metro New York, New Jersey, Ohio, Florida, and Arizona; and New York Commercial Bank, with 34 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of strength and service in its community: Queens County Savings Bank in Queens, Roslyn Savings Bank on Long Island, Richmond County Savings Bank on Staten Island, Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 17 of its branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

CONTACT:
New York Community Bancorp, Inc.
Ilene A. Angarola, 516-683-4420
Executive Vice President & Director
Investor Relations and Corp. Communications